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EXHIBIT 99.1


                     [FIRST COMMUNITY BANCSHARES, INC. LOGO]


                                  NEWS RELEASE

FOR IMMEDIATE RELEASE                 FOR MORE INFORMATION
THURSDAY, SEPTEMBER 25, 2003          CONTACT: ROBERT L. SCHUMACHER
                                      AT (276) 326-9000


              FIRST COMMUNITY ANNOUNCES CAPITAL SECURITIES ISSUANCE

         First Community Bancshares, Inc. (NASDAQ: FCBC) announced that it has completed a $15 million capital trust offering. The floating rate capital securities will bear an interest rate of three-month LIBOR plus 2.95 percent, and will mature on October 8, 2033. The capital securities were issued through a newly formed trust, FCBI Capital Trust, in a private transaction. The securities constitute new funding and further strengthen First Community's existing capital. The Placement Agent/Purchaser for the transaction was Sandler O'Neill & Partners, L.P.

         This press release does not constitute an offer to buy or a solicitation to sell the capital securities.

         First Community Bancshares, Inc., headquartered in Bluefield, Virginia, now has assets of approximately $1.7 billion and is the parent company of First Community Bank, N. A., also headquartered in Bluefield. First Community Bank operates through 47 full-service offices and two trust and investment management offices in the three-state region of Virginia, West Virginia

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and North Carolina. First Community Bank is also the parent company of Stone
Capital Management, Inc., a SEC registered investment advisory firm and United First Mortgage, Inc., which operates ten retail mortgage offices throughout Virginia. First Community Bancshares, Inc.'s common stock is traded on the Nasdaq national market under the symbol, "FCBC".

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                                   DISCLAIMER
                                   ----------

     This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: the timely development, production and acceptance of new products and services and their feature sets; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company's Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.

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